Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Level 3 Communications, Inc.:

We consent to the use of our report dated March 1, 2004, with respect to the consolidated balance sheets of Level 3 Communications, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity (deficit), cash flows, and comprehensive loss for the years then ended, which report appears in the December 31, 2003, annual report on Form 10-K of Level 3 Communications, Inc. and subsidiaries, incorporated herein by reference.

Our report refers to a change in the method of accounting for goodwill effective January 1, 2002, upon adoption of Statement of Financial Accounting Standards No. 142, and a change in the method of accounting for asset retirement obligations on January 1, 2003, upon adoption of Statement of Financial Accounting Standards No. 143. Our report also refers to our audit of the disclosures added to revise the 2001 consolidated financial statements, as more fully described in Notes 1 and 11 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements other than with respect to such disclosures.

/s/ KPMG LLP
    KPMG LLP

Denver, Colorado
May 20, 2004